Exhibit 21

The following entities are subsidiaries of the Company as of June 30, 2003:

Gretna, Sealy, Traverse City Finance Company, Inc.

Gretna, Sealy, Traverse City Outlet Centers, L.L.C.

Holland Outlet Center, LLC

Holland Outlet Center Finance Company, Inc.

Horizon Group Properties, L.P.

Horizon Huntley LLC

Horizon Huntley Finance LLC

Huntley Development Limited Partnership

Huntley Meadows Residential Venture

Lakeshore Marketplace, LLC

Lakeshore Marketplace Finance Company, Inc.

Laughlin Finance Company, Inc.

Laughlin Holdings LLC

Laughlin Outlet Center LLC

Medford Finance Company, Inc.

Medford Holdings LLC

Medford Outlet Center LLC

Third HGI, Inc.

Third HGI, L.L.C.

Third Horizon Group Limited Partnership

Third Horizon Roseville LLC

Tulare Finance Company, Inc.

Tulare Outlet Center, L.P.

Warrenton Finance Company, Inc.

Warrenton Holdings LLC

Warrenton Outlet Center LLC